EXHIBIT 99.1
For Immediate Release
Contact:                Willing Biddle, CEO
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Announces the Appointment of Noble O. Carpenter to the Board of Directors

GREENWICH, Conn.--(BUSINESS WIRE) - Urstadt Biddle Properties Inc. (NYSE:UBA and UBP) announced that on December 15, 2016, the Board of Directors of the Company appointed Noble O. Carpenter to fill a vacancy on the Board of Directors.
Mr. Carpenter is currently President, Investor Services & Capital Markets, Americas for Cushman & Wakefield, a commercial real estate services company.  He is also a member of Cushman & Wakefield's Americas Executive Committee and the Global Capital Markets Steering Committee.  Prior to joining Cushman & Wakefield in 2011, Mr. Carpenter spent more than 20 years at Jones Lang LaSalle Incorporated, a professional services and investment management company specializing in real estate, where he was an International Director in the Capital Markets Group.  While there, he held senior transactional and leadership roles and worked closely with public and private institutional investors, developers and opportunity funds.
Willing L. Biddle, President and CEO, commented "We are delighted to welcome Noble to the Board.  As a former member of the Company's Board of Advisors, Noble is already familiar with the history and operations of the Company, and we expect that his knowledge of the real estate markets and insights into industry trends will be valuable to the Board."

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 75 properties containing approximately 5.0 million square feet of space. Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 187 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 22 consecutive years.